Calculation of Filing Fee Tables
S-8
NATIONAL FUEL GAS CO
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $1.00 per share	Other	1,000,000	$ 77.38	$ 77,380,000.00	0.0001531	$ 11,846.88
Total Offering Amounts:						$ 77,380,000.00		$ 11,846.88
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 11,846.88
Offering Note
[1]	Represents the number of shares of common stock, par value $1.00 per share ("Common Stock"), of National Fuel Gas Company (the "Registrant"), deliverable pursuant to the National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees (the "Plan"), being registered hereon. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional Common Stock as may become deliverable pursuant to any anti-dilution provisions of the Plan. In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminable amount of plan participation interests to be offered or sold pursuant to the Plan. Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) of the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on April 24, 2025, within five business days prior to filing.